EXHIBIT 99.1

Linda Hudson Joins the Board of Directors of TPI Composites, Inc.

SCOTTSDALE, Ariz., Aug. 11, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that Linda Hudson has joined its board of directors, effective August 11, 2020. Ms. Hudson also will serve on the Nominating and Corporate Governance Committee and Technology Committee of the Board. Ms. Hudson brings over 35 years of broad experience managing global operations in complex and highly regulated business environments.

“We are excited to have Linda join our board,” said Steven Lockard, TPI’s Chairman of the Board. “We will greatly benefit from Linda’s chief executive officer and public company board experience as well as her global operations expertise as TPI continues to execute its strategy of diversified, profitable global growth.”

From May 2014 to January 2020, Ms. Hudson served as the Chairperson and Chief Executive Officer of The Cardea Group, a management consulting firm that she founded. Ms. Hudson previously served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014.  Ms. Hudson also served as President of BAE Systems’ Land and Armaments operating group, from October 2006 to October 2009. Prior to joining BAE Systems, Ms. Hudson served as Vice President of General Dynamics Corporation and President of its Armament and Technical Products business, and held various engineering, production operations, program management, and business development positions for defense and aerospace companies. Ms. Hudson holds a B.S. in Systems Engineering from the University of Florida.

Ms. Hudson currently serves as a director of Bank of America Corporation and Trane Technologies plc, formerly Ingersoll Rand, plc, and previously served as a director of The Southern Company from 2014 to July 2018.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Investor Contact:
investors@tpicomposites.com
480-315-8742